NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
May 13, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES FIRST QUARTER RESULTS

SEATTLE, WA, May 13, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced its first quarter results improved $946,000 to a net loss of $5.0 million to common shareholders from a net loss of $5.9 million for the first quarter of 2004.

Total operating revenues for the first quarter of 2005 were $95.1 million compared to $65.6 million for the first quarter of 2004, an increase of $29.5 million, or 45.1%. Approximately $25.0 million of the increase resulted from the acquisition or lease of 40 additional communities. Our revenue also increased approximately $5.6 million due primarily to increases in occupancy. The average occupancy rate for the first quarter increased 6.6 percentage points to 85.0% from 78.4%. Of the 40 additional communities acquired by the Company, 30 were managed by us prior to acquisition and, as a result, management revenue declined from $1.6 million to $598,000.

Community operating expenses for the first quarter of 2005 increased by $19.0 million, or 45.4%, compared to the first quarter of 2004. The 40 additional communities accounted for approximately $16.0 million of operating expense increase. The remaining increase of $3.0 million, or 7.2%, was primarily attributable to increases in costs for direct care labor, maintenance of facilities, liability and workers compensation insurance, and marketing, as well as related employee benefits costs.

G&A expense increased $1.1 million to $7.3 million for the first quarter of 2005. This increase is primarily due to increased costs associated with Sarbanes-Oxley compliance, human resources consulting, board of director fees, a write-off of fees on discontinued acquisition projects, and increased staffing, primarily in sales and marketing, risk prevention, resident relations and accounting.

The increase of $923,000 in other, net for 2005, reflects primarily the 2004 loss allocation of $794,000 from our investment in Alterra Healthcare. Income from discontinued operations is primarily related to a gain from the sale of a single community located in Washington.

In comparing the net losses between the first quarter of 2005 and the first quarter of 2004, it is important to consider our property-related expenses, which includes depreciation and amortization, facility lease expense, and interest expense that is directly related to our communities, and which includes capital lease accounting treatment, finance accounting treatment, and straight-line accounting treatment of rent escalators for many of our leases. These lease accounting treatments resulted in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years.

The net loss reflected in our consolidated statement of operations for the first quarter of 2005 was $4.0 and for the first quarter of 2004 was $5.0. The additional property-related expense above our actual lease payments for each quarter was $6.0 and $2.3 million, respectively; a difference between the two periods of $3.7 million. Net income, adjusting for the above-lease accounting effects, the gain on the sale of a single community, and equity losses from our investment in Alterra Healthcare, improved $2.6 million for the quarter to an income of $639,000 for the current quarter, as outlined in the attached table. It should be remembered that, notwithstanding, the various effects of lease accounting, the actual lease payments required under most of our leases will continue to increase annually, and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

“We are pleased with the quarter,” stated Dan Baty, CEO. “Except for the impact of facility lease accounting, we were profitable. This reflects continued improvements in the fundamental operations of our business.”

Same Community Results

Emeritus operated 125 communities in the first quarter of both 2004 and 2005. The revenue for those communities increased $5.8 million, primarily due to improvements in occupancy. Average occupancy increased by 5.7 percentage points from 78.3% in the first quarter of 2004, to 84.0% in the first quarter of 2005. Community operating expenses increased $2.9 million primarily from increased costs related to direct care labor, maintenance of facilities, liability and workers compensation insurance, and marketing, as well as related employee benefits. Property-related expenses (depreciation and amortization, facility lease expense, and interest expense, net) increased $409,000, which reflects primarily the effect of rent escalators in operating leases, which are in part performance based, the impact of changing one community from an operating lease to a capital lease at a higher financing rate, increasing depreciation and amortization, and a reduction in interest resulting from partial repayment of debt in August 2004, and a lower interest rate on that debt commencing in March 2005. Operating income after interest expense increased $2.5 million from the first quarter of 2004.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims .We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended March 31,
	2005	2004	Change
Revenues:
Community revenue	$92,824	$62,590	$30,234
Other service fees	1,714	1,348	366
Management fees	598	1,633	(1,035)
Total operating revenues	95,136	65,571	29,565

Expenses:
Community operations	60,760	41,774	18,986
General and administrative	7,333	6,232	1,101
Depreciation and amortization	11,343	5,432	5,911
Facility lease expense	9,737	9,577	160
Total operating expenses	89,173	63,015	26,158
Operating income from continuing operations	5,963	2,556	3,407

Other income (expense):
Interest income	231	153	78
Interest expense	(12,177)	(7,606)	(4,571)
Other, net	740	(183)	923
Net other expense	(11,206)	(7,636)	(3,570)

Loss from continuing operations before income taxes	(5,243)	(5,080)	(163)
Provision for income taxes	(115)	-	(115)
Loss from continuing operations	(5,358)	(5,080)	(278)
Income from discontinued operations	1,319	58	1,261
Net loss	(4,039)	(5,022)	983
Preferred stock dividends	(957)	(920)	(37)
Net loss to common shareholders	$(4,996)	$(5,942)	$946

Basic and diluted income (loss) per common share:
Continuing operations	$(0.58)	$(0.59)	$0.01
Discontinued operations	0.12	0.01	0.11
	$(0.46)	$(0.58)	$0.12

Weighted average common shares outstanding:
Basic and diluted	10,821	10,310	511

Emeritus Assisted Living
Same Community Statements of Operations (1)
(unaudited)
(In thousands)

	Three Months ended
	March 31,
	2005	2004	Change

Revenue	$69,429	$63,619	$5,810
Community operating expenses	(44,468)	(41,533)	(2,935)
Community operating income	24,961	22,086	2,875
Depreciation & amortization	(5,486)	(5,237)	(249)
Facility lease expense	(9,549)	(9,392)	(157)
Operating income	9,926	7,457	2,469

Interest expense, net	(6,857)	(6,854)	(3)
Operating income after interest expense	$3,069	$603	$2,466

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2004. Results exclude corporate general and administrative costs.

Emeritus Assisted Living
Reconciliation of GAAP to Non-GAAP
(unaudited)
(In thousands)
The following table reconciles the events and items discussed in the press release to the Company's net loss for the first quarters of 2005 and 2004.

	Three Months ended
	March 31,
	2005	2004	Change

Net loss (as reported)	$(4,039)	$(5,022)	$983

Non-cash lease expense (a)	5,998	2,251	3,747
Gain on sale of community	(1,320)	-	(1,320)
Alterra equity losses	-	794	(794)
Net income (loss) as adjusted	$639	$(1,977)	$2,616

(a) Non-cash lease expense is the difference between our actual property related expense of $29,799 and $16,942 in 2005 and
2004, respectively, and cash lease payments of $23,801 and $14,691 in 2005 and 2004, respectively.